EXHIBIT 99.1

Ciprico Reports First Quarter Results

Minneapolis, MN – February 1, 2005 — Ciprico Inc. (NASDAQ:  CPCI), a leading provider of digital media workflow solutions, today announced results for the first quarter ended December 31, 2004.

Sales for the quarter were $3.0 million, a decrease of 8 percent over the fourth quarter of fiscal 2004 and a decrease of 50% over the prior year.  Gross profit margins were 36.2 percent versus 38.2 percent for the previous year.  Total operating expenses, excluding the restructuring adjustment of $466,000 (discussed below), were approximately $1.7 million, a sequential decrease of $350,000 or 17 percent and a decrease of $1.6 million or 50 percent over the same prior year period.

In December 2004 as part of its efforts to reduce cash losses, the Company entered into an agreement to sub-lease a portion of its headquarter facility.  As a result of this agreement Ciprico recorded a positive restructuring adjustment of $466,000 in the quarter to reduce a portion of the lease abandonment charges previously recorded in fiscal 2004 in accordance with Generally Accepted Accounting Principles.

Ciprico recorded net income for the quarter of $21,000 or $0.00 per share versus a loss of ($593,000) or ($0.13) per share in the fourth quarter of fiscal 2004, and a loss of ($892,000) or ($0.19) per share for the same period last year.  Excluding the restructuring adjustment, the Company had a net loss for the quarter of ($445,000) or ($0.09) a share.

James W. Hansen, CEO, said, “We reduced our operating losses through continued tight expense management and realization of the benefits from our restructuring last year.  Lower volumes primarily impacted our margins between years.  We experienced some use of working capital during the quarter with our soft sales levels, but continue to closely manage our balance sheet.

Hansen continued, “We are disappointed with our sales performance this past quarter but are encouraged as we continue to narrow our losses and introduce new products.  Our broadcast business had the biggest impact between years reflecting competitive effects at each of our key broadcast OEM’s.  Our military sales this past quarter were relatively flat both sequentially and versus the prior year.  Our DiMeda™ product was sold into a few new military programs this past quarter but we continue to see cyclical spending with some of our legacy customers.  The NAS line however continues to show year over year growth.  We have completed and are releasing two new products that will allow us to pursue new opportunities at both OEM and newer distribution channel prospects, however we do not expect significant sales from these prospects over the next quarter as they move through the qualification process.  As these new products come to market our focus is shifting from engineering to sales development.

Hansen added, “We have continued to evaluate new strategic opportunities to strengthen our market position that are complementary to our technology capabilities, leverage our strong brand name in digital media applications and expand our distribution channels.  We believe the combination of internal innovation, partnerships and third-party alliances are all key elements for future growth of the Company.  We are committed to growth through completion of our common storage software platform, development of alliances and selective acquisition opportunities to maximize shareholder value.”

Hansen concluded, “Our financial position and liquidity remain strong. We remain focused on achieving break-even operating performance in the short term and positioning the Company for long term sustainable profitability.”

The Company will host a conference call on February 2, 2005 at 11:00 a.m. Eastern Time and 10:00 a.m. Central Time, to discuss this release.  The conference call will be broadcast live via the Internet at www.ciprico.com.  The conference call will also be available live via telephone at 800-257-1836.  A replay will be available through February 9, 2005 at 800-405-2236, replay code 11023335.

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to shareholders and other news releases.  Such forward-looking statements, which reflect our current view of future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  Some of these reasons include the ability to achieve and maintain profitability; the impact of geopolitical and economic factors affecting the markets in which we are concentrated; the impact on revenues and earnings of the timing of product enhancements and new product releases; market acceptance of new products; sales and distribution issues; competition; dependence on suppliers; limited backlog and the historic and recurring pattern of a disproportionate percentage of total quarterly sales occurring the last month and weeks of a quarter.  Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Ciprico undertakes no obligation to update publicly or revise any forward-looking statements.

About Ciprico

Ciprico designs and delivers products, services and solutions for high performance digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

James W. Hansen CEO (763) 551-4000	Thomas S. Wargolet Vice President – Finance and CFO (763) 551-4000

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CIPRICO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,
(Amounts in thousands except per share amounts)	2004	2003

NET SALES	$3,018	$6,042
Cost of sales	1,924	3,736

GROSS PROFIT	1,094	2,306

OPERATING EXPENSES:
Research and development	840	1,387
Sales and marketing	573	1,410
General and administrative	246	501
Restructuring (1)	(466)	—
Total operating expenses	1,193	3,298

LOSS FROM OPERATIONS	(99)	(992)
Other income, primarily interest	120	100

INCOME (LOSS) BEFORE INCOME TAXES	21	(892)
Income tax benefit	—	—

NET INCOME (LOSS)	$21	$(892)

Shares used to calculate loss per share:
Basic and diluted	4,743	4,689

NET INCOME (LOSS) PER COMMON SHARE:
Basic and diluted	$—	$(.19)

(1) Represents adjustment to previously recorded lease abandonment charges associated with sublease agreement executed during the period.

SALES INFORMATION

Comparative information on sales by market and geographic location for the period ended December 31 are shown in the charts below (in millions).

	2004		2003
Market	Sales	% of Total	Sales	% of Total
Broadcast/Entertainment	$1.1	37%	$3.8	63%
Military/Government	1.9	63	1.8	30
Other	0.0	0	0.4	7
Total	$3.0	100%	$6.0	100%

CIPRICO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	December 31, 2004	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,675	$4,394
Marketable securities and short term investments	15,906	16,946
Accounts receivable, less allowance	1,324	1,665
Inventories	1,736	1,330
Other current assets	310	288
Total current assets	23,951	24,623
Property and equipment, net	402	498
Other assets	41	41
	$24,394	$25,162

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,391	$1,432
Accrued expenses	1,841	2,581
Deferred revenue	260	292
Total current liabilities	3,492	4,305

Shareholders’ equity:
Capital stock	47	47
Additional paid-in capital	35,123	35,118
Retained deficit	(14,238)	(14,259)
Deferred compensation from restricted stock	(30)	(49)
Total shareholders’ equity	20,902	20,857
	$24,394	$25,162

CIPRICO INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,
(In thousands)	2004	2003

Cash flows for operating activities:
Net income (loss)	$21	$(892)
Depreciation and amortization	98	367
Changes in operating assets and liabilities	(888)	837

Net cash flows provided by (used in) operating activities	(769)	312

Cash flows from investing activities:

Equipment purchases	(13)	(72)
Purchases of marketable securities	(5,239)	(6,719)
Proceeds from sale or maturity of marketable securities	6,302	5,033

Net cash flows provided by (used in) investing activities	1,050	(1,758)

Cash flows from financing activities:

Proceeds from issuance of common stock	—	92

Net cash flows provided by (used in) financing activities	—	92

Net increase (decrease) in cash and cash equivalents	281	(1,354)

Cash and cash equivalents at beginning of period	4,394	5,159

Cash and cash equivalents at end of period	4,675	3,805

Marketable securities, current	15,906	16,900
Marketable securities, non-current	—	1,552

Total cash and marketable securities	$20,581	$22,257

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